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                                                                   Exhibit 99
                                                                 Press Release

                                  PRESS RELEASE

                        RURAL CELLULAR CORPORATION ADOPTS
                             SHAREHOLDER RIGHTS PLAN

APRIL 30, 1999 -- ALEXANDRIA, MN -- Rural Cellular Corporation (NASDAQ NMS:
RCCC) announced today that its Board of Directors has adopted shareholder rights plans for each of its Class A Common Stock and Class B Common Stock. Richard P. Ekstrand, the company's President and CEO stated: "The rights plans are designed to assure that Rural Cellular Corporation shareholders receive fair and equitable treatment in the event of an unsolicited attempt to acquire the company." He further stated: "The rights plans were not adopted in response to any outside effort to gain control of the company and the company is not currently aware of such activity."

The rights plans give each holder of Class A Common Stock the right to purchase 1/100th of a newly authorized preferred share that is essentially equivalent to one share of Class A Common Stock and each holder of Class B Common Stock the right to purchase 1/100th of a newly authorized preferred share, essentially equivalent to one share of Class B Common Stock. The exercise price for both the Class A rights and the Class B rights is $120 per right.

Shareholders do not need to take any action to receive the rights, which are being distributed in the form of a dividend on the Common Stock. The rights will attach to all shares of Class A and Class B Common Stock outstanding at the close of business on May 20, 1999. Shares of Class A and Class B Common Stock issued after that date will be issued with Class A or Class B rights, as appropriate. No separate right certificates will be issued unless the conditions set forth in the plans are met. The rights are not currently exercisable and possess no current value, and the distribution of the rights is not taxable to shareholders. The rights expire on May 20, 2009.

The rights become exercisable by existing shareholders only following the acquisition by a buyer, without prior approval of the company's board of directors, of 15% or more of the outstanding Common Stock, Class A and Class B, or following the announcement of a tender offer for 15% of the outstanding Common Stock. If a person acquires 15% or more of the company's Common Stock, each right (except those held by the acquiring person) will entitle the holder to purchase shares of the company's Class A or Class B Common Stock, as appropriate, having a market value of twice the right's exercise price, or, in effect, at a 50% discount from its then current market value. If the company were acquired in a merger or similar transaction after a person acquires 15% of the company's outstanding Common Stock, without prior approval of the board of directors, each right would entitle the holder (other than the acquirer) to purchase shares of the acquiring company having a market value of twice the exercise price of the right, or, in effect, at a discount of 50%. Until the acquisition by any person of 15% or more of the company's Common Stock, the rights can be redeemed by the board of directors for $.001 per right.

Rural Cellular Corporation provides wireless communication services through its ownership, operation and management of cellular, paging and Personal Communications Services systems. These systems are concentrated in the Upper Midwest and New England regions of the United States.
                                     # # #

Contact: Wesley Schultz, Senior V.P.Finance & Administration / CFO (320)
         762-2000
         Ann K. Newhall, Senior V.P. and General Counsel (320) 762-2000 World Wide Web address: http://www.rccwireless.com


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